NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, August 3, 2018

LyondellBasell Reports Second Quarter 2018 Earnings

Second Quarter 2018 Highlights

•	Diluted earnings per share: $4.22 per share

•	Net Income: $1.7 billion

•	EBITDA: $2.0 billion

•	Record quarterly EBITDA for our Intermediates and Derivatives and Technology segments

•	Quarter included $346 million non-cash tax settlement that increased earnings by $0.88 per share

•	Record quarterly earnings per share after adjusting for 2Q18 tax settlement and 4Q17 tax reform benefits of $2.07 per share

•	Dividends and share repurchases totaled $743 million; repurchased 3.2 million shares during the second quarter

•	Advancing on multiple value-driven growth initiatives

Comparisons with the prior quarter and second quarter 2017 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Sales and other operating revenues	$10,206	$9,767	$8,403	$19,973	$16,833
Net income	1,654	1,231	1,130	2,885	1,927
Diluted earnings per share	4.22	3.11	2.81	7.33	4.78
Weighted average diluted share count	392	395	402	394	403
EBITDA (a)	2,010	1,913	1,970	3,923	3,587
(a) See the end of this release for an explanation of the Company’s use of EBITDA and Table 7 for reconciliations of EBITDA to net income.

LyondellBasell Industries (NYSE: LYB) today announced net income for the second quarter 2018 of $1.7 billion, or $4.22 per share. The quarter included a $346 million non-cash benefit from the settlement of prior-year tax positions that increased earnings by $0.88 per share. Second quarter 2018 EBITDA was $2.0 billion.

“LyondellBasell remains focused on delivering shareholder value with outstanding performance from our diverse global business portfolio and the advancement of our growth initiatives during the second quarter. EBITDA increased by 5% relative to the first quarter of 2018 with improvements in 3 of our 5 business segments. Both our Intermediates and Derivatives segment and our Technology segment achieved record quarterly EBITDA. High operating rates enabled us to benefit from strong global demand and margin improvements. In the U.S., a tight market supported strong polyethylene margins despite the addition of new industry capacity. Additionally, our team at the Houston refinery continued to operate with high reliability and captured improved refining margins,” said Bob Patel, LyondellBasell CEO.

“During the second quarter we reached significant milestones on our value-driven growth programs.  In June, our acquisition of A. Schulman was approved by their shareholders and several regulatory agencies.  Additionally, we entered into exclusive discussions with Odebrecht S.A. regarding a potential transaction with Braskem.  Our organic growth program continued to advance with our U.S. Gulf Coast capacity additions of polyethylene and propylene oxide proceeding on schedule.  We are also expanding our joint venture portfolio with a new plant in South Korea which will add 400 kilotons of polypropylene capacity to serve rapidly-growing markets in Asia utilizing LyondellBasell's industry-leading Spheripol technology,” said Patel.

OUTLOOK
“The wave of new polyethylene capacity additions is being absorbed by robust demand in polyethylene markets. In North America, the majority of the plants planned over the period of 2016-2019 have started with approximately 65% of both the ethylene and polyethylene capacity appearing in the market. Over the coming quarters, LyondellBasell is poised to drive earnings growth with strong performance in Intermediates and Derivatives, operational and market improvements in Refining, the acquisition of A. Schulman later this year, the start-up of our Hyperzone HDPE plant in 2019 and increased profitability for our refinery from the impact of new marine fuel regulations in the latter half of next year,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins - Americas; 2) Olefins and Polyolefins - Europe, Asia and International; 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

Olefins & Polyolefins - Americas (O&P-Americas) - Our O&P-Americas segment produces and markets olefins and co-products, polyethylene and polypropylene.

Table 2 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Operating income	$571	$651	$738	$1,222	$1,297
EBITDA	700	780	859	1,480	1,582

Three months ended June 30, 2018 versus three months ended March 31, 2018 - EBITDA decreased $80 million versus the first quarter 2018. Compared with the prior period, olefins results decreased approximately $175 million. Ethylene margin declined by approximately 7 cents per pound partially offset by volume which increased due to improved derivative operating rates. Combined polyolefins results improved approximately $105 million primarily due to an increase of 7 cents per pound in the polyethylene spread over ethylene.

Three months ended June 30, 2018 versus three months ended June 30, 2017 - EBITDA decreased $159 million versus the second quarter 2017. Compared with the prior period, olefins results decreased by approximately $345 million primarily due to a decline of 12 cents per pound in ethylene margin. Polyethylene results increased by approximately $180 million driven by an improvement of 13 cents per pound in the polyethylene spread over ethylene. Joint venture equity income increased by $4 million.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets olefins and co-products, polyethylene and polypropylene, including polypropylene compounds.

Table 3 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Operating income	$329	$373	$549	$702	$950
EBITDA	447	518	699	965	1,228

Three months ended June 30, 2018 versus three months ended March 31, 2018 - EBITDA decreased by $71 million versus the first quarter 2018. Compared with the prior period, olefins results decreased approximately $15 million. Combined polyolefins results decreased approximately $40 million primarily due to declines in polyethylene spread over ethylene and polypropylene volumes. Joint venture equity income decreased by $22 million.

Three months ended June 30, 2018 versus three months ended June 30, 2017 - EBITDA decreased by $252 million versus the second quarter 2017. Compared with the prior period, olefins results decreased approximately $145 million primarily due to a decrease in margin as a result of increased feedstock costs. Combined polyolefins results decreased approximately $80 million primarily due to declines in polyolefin spreads which were partially offset by increased sales volumes. Joint venture equity income decreased by $13 million.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets propylene oxide (PO) and its derivatives, oxyfuels and related products and intermediate chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Operating income	$569	$408	$270	$977	$539
EBITDA	642	486	339	1,128	678

Three months ended June 30, 2018 versus three months ended March 31, 2018 - EBITDA increased $156 million versus the first quarter 2018 resulting in a quarterly record. Compared with the prior period, PO and derivatives results were relatively unchanged. Intermediate chemicals results increased approximately $110 million, driven by both volume and margin improvements across all major products. Acetyls sales volumes increased by 53% over the first quarter due to less maintenance downtime. Styrene margin improved by 3 cents per pound due to tight markets driven by high levels of industry downtime. Oxyfuels and related products results increased approximately $45 million due to seasonal improvements in oxyfuels margins and volumes.

Three months ended June 30, 2018 versus three months ended June 30, 2017 - EBITDA increased $303 million versus the second quarter 2017. Compared with the prior period, PO and derivatives results increased by approximately $70 million as margins improved and volumes increased with the absence of planned maintenance which occurred in the second quarter of 2017 at our plant in Botlek, the Netherlands. Intermediate chemicals results increased approximately $155 million driven by a margin improvement in all businesses. Oxyfuels and related products increased by approximately $85 million primarily due to higher margins.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 5 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Operating income (loss)	$58	$15	$(21)	$73	$(91)
EBITDA	104	63	25	167	(5)

Three months ended June 30, 2018 versus three months ended March 31, 2018 - EBITDA increased $41 million versus the first quarter 2018. The Maya 2-1-1 industry benchmark crack spread increased by $5.22 per barrel to $25.94 per barrel primarily due to a strong gasoline crack and Maya crude discounts. The Houston refinery operated at 259,000 barrels per day, 7,000 barrels per day more than the prior period.

Three months ended June 30, 2018 versus three months ended June 30, 2017 - EBITDA increased $79 million versus the second quarter 2017. The Maya 2-1-1 crack spread increased by $6.40 per barrel and crude throughput decreased by 6,000 barrels per day.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 6 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Operating income	$100	$46	$39	$146	$89
EBITDA	113	56	48	169	108

Three months ended June 30, 2018 versus three months ended March 31, 2018 - EBITDA increased by $57 million versus the first quarter 2018 resulting in a quarterly record. The increase was driven by higher licensing income as revenues from several new licenses, primarily in China, were recognized.

Three months ended June 30, 2018 versus three months ended June 30, 2017 - EBITDA increased by $65 million versus the second quarter 2017 primarily due to an increase in licensing revenue.

Capital Spending and Cash Balances
Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $496 million during the second quarter 2018. Our cash and liquid investment balance was $3.9 billion at June 30, 2018. We repurchased 3.2 million ordinary shares during the second quarter 2018. There were 390 million common shares outstanding as of June 30, 2018. The company paid dividends of $392 million during the second quarter of 2018.

Reconciliations and Additional Information
Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 7 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

CONFERENCE CALL
LyondellBasell will host a conference call August 3 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 800-475-8402. A complete listing of toll-free numbers by country is available at www.LyondellBasell.com/teleconference for international callers. The pass code for all numbers is 6934553.

The slides and webcast that accompany the call will be available at http://www.LyondellBasell.com/earnings.
A replay of the call will be available from 1:30 p.m. EDT August 3 until September 27 at 12:59 a.m. EDT. The replay dial-in numbers are 866-483-9089 (U.S.) and +1 203-369-1588 (international). The pass code for each is 3564.

ABOUT LYONDELLBASELL
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its 13,400 employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, and improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road. LyondellBasell sells products into approximately 100 countries and is the world's largest licensor of polyolefin technologies. In 2018, LyondellBasell was named to Fortune magazine's list of the "World's Most Admired Companies." More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS
The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; any proposed business combination, the expected timetable for completing any proposed transactions and the receipt of any required governmental approvals, future financial and operating results, benefits and synergies of any proposed transactions, future opportunities for the combined company; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2017, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 7 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

OTHER FINANCIAL MEASURE PRESENTATION NOTES
This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
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Source: LyondellBasell Industries

Media Contact: David Rosen +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 7 - Reconciliation of Net Income to EBITDA, and EBITDA by Segment
	2017					2018
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Total
Net income (a)(b)	$797	$1,130	$1,056	$1,894	$4,877	$1,231	$1,654	$2,885
Loss from discontinued operations, net of tax	8	4	2	4	18	—	1	1
Income from continuing operations(a)(b)	805	1,134	1,058	1,898	4,895	1,231	1,655	2,886
Provision for (benefit from) income taxes(b)	315	459	380	(556)	598	303	(21)	282
Depreciation and amortization	296	286	294	298	1,174	299	300	599
Interest expense, net(c)	201	91	89	86	467	80	76	156
EBITDA(d)	$1,617	$1,970	$1,821	$1,726	$7,134	$1,913	$2,010	$3,923

EBITDA by Segment:
Olefins & Polyolefins - Americas	$723	$859	$616	$784	$2,982	$780	$700	$1,480
Olefins & Polyolefins - EAI(d)	529	699	698	356	2,282	518	447	965
Intermediates & Derivatives	339	339	402	410	1,490	486	642	1,128
Refining	(30)	25	58	104	157	63	104	167
Technology	60	48	47	68	223	56	113	169
Other	(4)	—	—	4	—	10	4	14
Continuing Operations(d)	$1,617	$1,970	$1,821	$1,726	$7,134	$1,913	$2,010	$3,923

(a) The third quarter of 2017 includes an after-tax gain of $103 million on the sale of our interest in Geosel.
(b) The fourth quarter of 2017 includes an $819 million non-cash tax benefit related to the lower federal income tax rate resulting from the U.S. Tax Cuts and Jobs Act enacted in December 2017. The second quarter of 2018 includes a $346 million non-cash benefit from the release of unrecognized tax benefits and associated accrued interest.

(c) Includes pre-tax charges totaling $113 million in the first quarter of 2017 related to the redemption of $1,000 million aggregate principal amount of our 5% Senior Notes due 2019.
(d) Third quarter 2017 EBITDA includes a pre-tax gain of $108 million on the sale of our interest in Geosel.